UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         September 4, 2012

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On September 4, 2012, our Board of Directors appointed Gregory M. Landegger as our Vice President and Chief Operating Officer.

Since May 2012, Mr. Landegger has served us as a management consultant on a variety of initiatives, including our efforts to introduce our proprietary water recovery technology for application in the oil, gas and power industries. Prior to joining us, Mr. Landegger lead, from May 2007 to January 2011, operational turnarounds in the private equity portfolio of W.R. Huff Asset Management Co., LLC and, from January 2011 to May 2012, was actively involved in identifying investment opportunities in the small cap market, with a focus on the packaging, industrial and water technology sectors. Mr. Landegger is a member of the Advisory Board of Tipa Corp., an early-stage compostable packaging company.

Mr. Landegger is 41 years old. He received a BSFS degree from Georgetown University.

Mr. Landegger will be paid a base salary of $150,000 per annum and will be eligible for performance bonuses as determined, from time to time, by the Compensation and Benefits Committee of our Board of Directors. On September 4, 2012, we awarded Mr. Landegger an option to purchase 4,000,000 shares of our Common Stock at an exercise price of $0.097, the closing price of our Common Stock on the OTC Bulletin Board on that date; the option vests in quarterly installments over a 4-year term, subject to partial acceleration in the event Mr. Landegger’s employment is terminated by us other than for cause. If Mr. Landegger’s employment is terminated by us other than for cause, he will be entitled to receive severance payments equal to three months’ of his then-current base salary, plus continued participation in our insurance and other benefits programs for a period of three months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2012

THERMOENERGY CORPORATION (Registrant)

By:	/s/ Cary G. Bullock
Name:	Cary G. Bullock
Title:	Chairman and Chief Executive Officer

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